UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2009

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 (e)                  On February 24, 2009, the Organization and Compensation Committee of the Board of Directors of Textron revised design elements of the previously- approved long-term incentive compensation program for 2009 (described in our Current Report on Form 8-K filed on January 23, 2009) with respect to Textron’s executive officers.

For 2009 awards under the Textron Inc. 2007 Long-Term Incentive Plan (amended and restated as of May 1, 2007), as amended, a new award type of performance cash units will be included in addition to the performance share units, restricted stock units and stock options previously approved.  The addition of this new award type does not change the total award values previously approved by the Committee.  The mix of grant types will be redistributed such that approximately 54% of the award value for each executive officer will be in the form of performance cash units, approximately 25% in the form of performance share units, approximately 14% in the form of restricted stock units and approximately 7% in the form of stock options.  In addition, the Committee has added total shareholder return as a metric for the performance share units.

The performance cash units, which are not tied to share price and are payable in cash at the end of a three-year performance period, will be granted for the 2009-2011 cycle.  Payouts under these awards and the performance share units to be granted for the 2009-2011 cycle will be based 50% on achievement of earnings per share targets, 25% on enterprise return on invested capital targets and 25% on cash efficiency targets, each of which will be set annually, combined with an ability for the Committee to exercise negative discretion linked to total shareholder return over the entire three-year performance period.  The maximum payout on performance cash units and performance share units will be 150%.

Item 8.01                Other Events

Textron announced that it has reached a definitive agreement to sell HR Textron, an operating unit within its Textron Systems segment, to Woodward Governor Company for $365 million in an all-cash transaction.  The transaction is expected to be completed early in the second quarter, subject to certain closing conditions and completion of pending regulatory reviews.  The sale is expected to generate approximately $265 million in net, after-tax cash proceeds.

A copy of the related press release is attached as Exhibit 99.1.

Item 9.01                Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

Exhibit
Number                                Description

99.1                                Press release dated February 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: February 27, 2009	By:	/s/ Terrence O’Donnell
Terrence O’Donnell
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.                   Description

99.1                      Press release dated February 27, 2009.